Exhibit 99.1

Metal Sky Star Acquisition Corporation Announces Receipt of Letter from Nasdaq Regarding Failure to Complete Initial Business Combination

New York, NY, April 4, 2025 (Globe Newswire) — On April 2, 2025, Metal Sky Star Acquisition Corporation, a Cayman Islands exempted company, (“Metal Sky Star” or the “Company”) received a letter (the “Letter”) from the Listing Qualifications Department of the Nasdaq Stock Market LLC (“Nasdaq”) stating that (i) the Staff has determined that the Company’s securities will be delisted from The Nasdaq Stock Market; (ii) trading of the Company’s Ordinary Shares, Units, Rights, and Warrants will be suspended at the opening of business on April 9, 2025; and (iii) a Form 25-NSE will be filed with the Securities and Exchange Commission (the “SEC”), which will remove the Company’s securities from listing and registration on The Nasdaq Stock Market. Pursuant to Nasdaq Listing Rule IM-5101-2, a special purpose acquisition company must complete one or more business combinations within 36 months of the effectiveness of its IPO registration statement. Since the Company failed to complete its initial business combination by March 31, 2025, the Company did not comply with IM-5101-2, and its securities are now subject to delisting.

The Company will not appeal Nasdaq’s determination to delist the Company’s securities and accordingly, the Company’s securities will be suspended from trading on Nasdaq at the opening of business on April 9, 2025. The Company intends to apply for the listing of its securities on the OTC market under the same ticker symbols after they are delisted from Nasdaq. The Company is working diligently to complete a business combination as soon as practicable.

The Company will remain a reporting entity under the Securities Exchange Act of 1934, as amended, with respect to continued disclosure of financial and operational information.

About Metal Sky Star Acquisition Corporation

Metal Sky Star Acquisition Corporation is a blank check company formed under the laws of the Cayman Islands for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

Forward Looking Statements

This press release contains statements that constitute “forward-looking statements”. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and final prospectus for the offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Company Contacts:

Wenxi He

Chairman and Chief Executive Officer

221 River Street, 9th Floor, Hoboken, New Jersey 07030

201-721-8789

Email: olivia@metalskystar.com